Exhibit 99.1
Appalachian Bancshares, Inc. Announces Earnings Growth of 33.6%, as Assets Grow to $675 Million

ELLIJAY, GA, July 28, 2006 - Appalachian Bancshares, Inc. (NASDAQ:APAB) today announced that net income for the first six months of 2006 was $3.0 million, or $0.56 per diluted share, a 33.6% increase in net income when compared to $2.2 million, or $0.56 per diluted share, for the same period in 2005.

There were double digit increases in assets, loans and deposits, when compared to the six-month period ending June 30, 2005. Total assets grew to $675.0 million, an increase of 30.7% from the same period a year ago. Total loans grew to $540.4 million, an increase of 32.1% from the same period a year ago. Total deposits grew to $558.0 million, an increase of 31.6% from the same period a year ago.

Tracy Newton, Chief Executive Officer, said, “We have had much to be proud of during the first six months of 2006. We saw tremendous balance sheet growth during this period, with growth in our loan portfolio at $82.9 million and deposit growth at $84.7 million. In addition, our net interest margin, at 5.18%, held up very well, in a rising rate environment and we expanded into several new markets.

Return on average assets was 0.99% for the six months ended June 30, 2006 (annualized), compared to 0.92% for the six months ended June 30, 2005 (annualized). Return on average shareholders’ equity was 9.83% for the six months ended June 30, 2006 (annualized), compared to 12.16% for the six months ended June 30, 2005 (annualized). Book value per share was $12.12 at June 30, 2006, compared to $9.93 per share at June 30, 2005. The net interest margin was 5.18% for the period ended June 30, 2006, compared to 4.63% for the same period a year ago. The decline in return on average shareholders’ equity resulted primarily from the issuance and sale of 1,265,000 common shares in a secondary stock offering, completed in November of 2005, as well as from increases in noninterest expenses during the second quarter of 2006, attributable to the Company’s expansionary activities in Georgia, North Carolina and Tennessee. Correspondingly, net income for the three months ended June 30, 2006, increased 14.1%, totaling $1.4 million, or $0.27 per diluted share, when compared to $1.3 million, or $0.32 per diluted share, for the three months ended June 30, 2005.

Commenting on the Company’s expansionary activities, Mr. Newton stated, “During the second quarter, we added new personnel and expanded our banking operations, opening a new full-service branch in Chatsworth, Georgia, and loan production offices in Copperhill and Ducktown, Tennessee, and in Murphy, North Carolina, and establishing a full-service residential mortgage banking department with enhanced products and services. This week, we opened a loan production office in Dawsonville, Georgia, which we intend to convert to a full-service branch within 30 days, subject to regulatory approval. We also are preparing to open, during the second half of 2006, a new full-service branch in McCaysville, Georgia, a second, full-service branch in East Ellijay, Georgia, and a full-service branch in Eton, Georgia. As previously reported, we, also, are filing an application with the Office of Thrift Supervision, for approval to form a federally-chartered thrift subsidiary, with full-service banking offices to be located in Georgia, North Carolina and Tennessee.”

The Company’s closing stock price on June 30, 2006 was $18.50.

Conference Call

The Company will hold a conference call on Friday, July 28, 2006, at 11:00 a.m. EDT, to discuss the contents of this news release, as well as strategic initiatives for the quarter and the remainder of 2006. The telephone number for the conference call is 1-877-407-9210. The conference call will also be available by webcast through the Company's website, www.acbanks.net, by clicking on the Investor Relations section. A replay of the call will be archived on the Company's website for one year.

About Appalachian Bancshares, Inc.

Appalachian Bancshares, Inc., based in Ellijay, Georgia, is the holding company of Appalachian Community Bank, a state-chartered bank organized under the laws of the State of Georgia. Appalachian Community Bank, which also operates in Gilmer County, Georgia, under the trade name of Gilmer County Bank, provides a full range of community banking services to individuals and to small and medium-sized businesses, through its five full-service branches in North Georgia (Ellijay, East Ellijay, Blue Ridge, Blairsville and Chatsworth), as well as through loan production offices in Dawsonville, Georgia, Murphy, North Carolina, and in Copperhill and Ducktown, Tennessee. The Company’s common stock trades on the Nasdaq Global Market under the symbol APAB. For more information, please visit the Company’s website at www.acbanks.net.

Certain statements in this news release contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to future plans and expectations, and are thus prospective. These forward-looking statements are subject to risks and uncertainties, including, but not limited to, economic conditions, competition, interest rate sensitivity and exposure to regulatory and legislative changes, and other risks and uncertainties described in our company’s filings with the Securities and Exchange Commission. Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate. Therefore, we can give no assurance that the results contemplated in the forward-looking statements will be realized. The inclusion of this forward-looking information should not be construed as a representation by our company or any person that the future events, plans, or expectations contemplated by our company will be achieved. We undertake no obligation to update publicly or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Please contact Tracy Newton, Chief Executive Officer, or Joe Moss, President and Chief Operating Officer, at (706) 276-8160, with any questions or requests for additional information.

APPALACHIAN BANCSHARES, INC. AND SUBSIDIARIES
SELECTED CONSOLIDATED FINANCIAL DATA
(Unaudited)
(in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005

Summary Results of Operations Data:
Interest income	$12,513	$8,114	$23,576	$15,348
Interest expense	5,087	2,684	9,162	5,017
Net interest income	7,426	5,430	14,414	10,331
Provision for loan losses	823	492	1,708	929
Net interest income after provision
for loan losses	6,603	4,938	12,706	9,402
Noninterest income	937	783	1,796	1,530
Noninterest expense	5,326	3,870	9,912	7,704
Income before taxes	2,214	1,851	4,590	3,228
Income tax expense	776	591	1,617	1,002
Net income	$1,438	$1,260	$2,973	$2,226

Per Share Data
Net income, basic	$0.28	$0.33	$0.58	$0.58
Net income, diluted	$0.27	$0.32	$0.56	$0.56
Book value	$12.12	$9.93	$12.12	$9.93

Weighted average number of
shares outstanding:
Basic	5,156	3,864	5,155	3,822
Diluted	5,275	3,984	5,282	3,957

Performance Ratios:
Return on average assets(1)	0.91%	1.01%	0.99%	0.92%
Return on average equity(1)	9.36%	13.49%	9.83%	12.16%
Net interest margin(1) (2)	5.11%	4.73%	5.18%	4.63%
Efficiency ratio(3)	63.69%	62.29%	61.15%	64.95%

Growth Ratios and Other Data:
Percentage change in net income	14.13%		33.56%
Percentage change in diluted
net income per share	-15.63%		0.00%

	At June 30,
	2006	2005
Summary Balance Sheet Data:
Assets	674,971	516,492
Investment securities	72,912	64,007
Loans	540,350	409,190
Allowance for loan losses	6,531	4,936
Deposits	558,021	424,102
Short-term borrowings	17,565	14,273
Accrued interest	1,006	569
Federal Home Loan Bank advances	27,250	30,950
Subordinated long-term
capital notes	6,186	6,186
Other liabilities	2,414	1,865
Shareholders' equity	62,529	38,547

Asset Quality Ratios:
Nonperforming loans to total loans	0.25%	0.35%
Nonperforming assets to total assets	0.21%	0.30%
Net charge-offs to average total loans	0.25%	0.09%
Allowance for loan losses to nonperforming loans	480.22%	343.25%
Allowance for loan losses to total loans	1.21%	1.21%

Growth Ratios and Other Data:
Percentage change in assets	30.68%
Percentage change in loans	32.05%
Percentage change in deposits	31.58%
Percentage change in equity	62.21%
Loans to deposits ratio	96.83%

(1) Annualized.
(2) Taxable equivalent.
(3) Computed by dividing noninterest expense by the sum of the net interest income and noninterest income.

APPALACHIAN BANCSHARES, INC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
(Dollars in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005

Interest Income
Interest and fees on loans	$11,630	$7,540	$21,930	$14,173
Interest on securities:
Taxable securities	568	391	1,099	816
Nontaxable securities	180	164	347	326
Interest on deposits with other banks	9	5	18	6
Interest on federal funds sold	126	14	182	27
Total Interest Income	12,513	8,114	23,576	15,348

Interest Expense
Interest on deposits	4,531	2,237	8,201	4,157
Interest on short-term borrowings	122	30	156	80
Interest on Federal Home Loan Bank advances	306	320	573	593
Interest on subordinated long-term
capital notes	128	97	232	187
Total Interest Expense	5,087	2,684	9,162	5,017

Net Interest Income	7,426	5,430	14,414	10,331
Provision for loan losses	823	492	1,708	929

Net Interest Income After Provision
for Loan Losses	6,603	4,938	12,706	9,402

Noninterest Income
Customer service fees	411	345	787	653
Mortgage origination commissions	278	233	552	448
Other operating income	248	205	457	429
Total Noninterest Income	937	783	1,796	1,530

Noninterest Expenses
Salaries and employee benefits	3,179	2,035	5,869	3,979
Occupancy, furniture and
equipment expense	653	519	1,167	1,041
Other operating expenses	1,494	1,316	2,876	2,684
Total Noninterest expense	5,326	3,870	9,912	7,704

Income before income taxes	2,214	1,851	4,590	3,228
Income tax expense	776	591	1,617	1,002

Net Income	$1,438	$1,260	$2,973	$2,226

Earnings Per Common Share
Basic	$0.28	$0.33	$0.58	$0.58
Diluted	$0.27	$0.32	$0.56	$0.56

Cash Dividends Declared
Per Common Share	$-	$-	$-	$-

Weighted Average Shares Outstanding
Basic	5,156	3,864	5,155	3,822
Diluted	5,275	3,984	5,282	3,957

APPALACHIAN BANCSHARES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(Unaudited)
(Dollars in thousands)
	June 30,	December 31,	June 30,
	2006	2005	2005
Assets
Cash and due from banks	$12,484	$20,772	$14,361
Interest-bearing deposits with other banks	9,714	13,765	4,225
Federal funds sold	4,163	799	767
Cash and Cash Equivalents	26,361	35,336	19,353

Securities available-for-sale	72,912	71,570	64,007

Loans, net of unearned income	540,350	457,418	409,190
Allowance for loan losses	(6,531)	(6,059)	(4,936)
Net Loans	533,819	451,359	404,254

Premises and equipment, net	20,184	16,797	13,894
Accrued interest	5,444	4,751	3,292
Cash surrender value on life insurance	8,286	8,143	7,971
Intangibles, net	1,992	1,992	2,100
Other assets	5,973	2,658	1,621

Total Assets	$674,971	$592,606	$516,492

Liabilities and Shareholders' Equity

Liabilities
Noninterest-bearing deposits	$56,471	$46,561	$45,895
Interest-bearing deposits	501,550	426,749	378,207
Total Deposits	558,021	473,310	424,102

Short-term borrowings	17,565	24,892	14,273
Accrued interest	1,006	728	569
Federal Home Loan Bank advances	27,250	24,950	30,950
Subordinated long-term capital notes	6,186	6,186	6,186
Other liabilities	2,414	2,715	1,865
Total Liabilities	612,442	532,781	477,945

Shareholders' Equity
Preferred Stock, 20,000,000 shares authorized, none issued	-	-	-
Common stock, par value $0.01 per share, 20,000,000 shares
authorized, 5,235,597 shares issued at June 30, 2006,
5,225,097 shares issued at December 31, 2005 and
3,956,797 shares issued at June 30, 2005	52	52	40
Paid-in capital	43,364	43,184	24,544
Retained earnings	20,730	17,757	14,861
Accumulated other comprehensive income (loss)	(917)	(468)	(198)
Treasury stock, at cost (75,973 shares at June 30, 2006 and 2005,
and at December 31, 2005)	(700)	(700)	(700)
Total Shareholders' Equity	62,529	59,825	38,547

Total Liabilities and Shareholders' Equity	$674,971	$592,606	$516,492